SECURITIES AND EXCHANGE COMMISSION


                             Washington, D. C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 19, 1995



                     UNITED CAROLINA BANCSHARES CORPORATION
             (Exact name of registrant as specified in its charter)



        NORTH CAROLINA                05583              56-0954530
 (State or other jurisdiction      (Commission         (IRS Employer
       of incorporation)           File Number)     Identification No.)

 127 West Webster Street, Whiteville, North Carolina      28472
      (Address of principal executive offices)         (Zip Code)



Registrant's telephone number, including area code (910) 642-5131


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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  Other Events


     On October 19, 1995, registrant and its wholly owned subsidiary, United Carolina Bank (collectively "UCB") announced that UCB had entered into separate definitive plans of reorganization and agreements of merger with Seaboard Savings Bank, Inc. SSB, headquartered in Plymouth, N.C.("Seaboard"), and with Triad Bank, headquartered in Greensboro, N.C. ("Triad"). Upon consummation of the merger transactions, which are each subject to shareholder and regulatory approval, Seaboard and Triad will merge into United Carolina Bank.

     Terms of UCB's agreement with Seaboard provide for registrant to exchange .9104 of a share of its common stock for each of Seaboard's 305,507 shares of outstanding common stock and for each of 40,625 currently unissued shares of Seaboard common stock subject to previously granted, outstanding stock options. The aforementioned exchange rate is subject to adjustment for increases above or decreases below predetermined levels in registrant's average stock price per share during the thirty trading days immediately preceding the date of issuance of the FDIC's final order approving the merger. At September 30, 1995, Seaboard reported $47.8 million in total assets and $40.2 million in total deposits. Seaboard owns and operates three branch banking offices in Plymouth, Williamston and Columbia, N.C.

     Terms of UCB's agreement with Triad provide for registrant to exchange .569444 of a share of its common stock for each of Triad's outstanding shares of common stock. The aforementioned exchange rate is subject to adjustment in the event that registrant's average stock price per share during the thirty trading days preceding the Triad shareholders' meeting to consider the proposed merger is less than $28.80 or more than $40.39. In such event, the number of registrant's shares to be exchanged for each share of Triad may be increased to a maximum of .625 or decreased to a minimum of .5324. At September 30, 1995,
Triad  had  1,818,623   shares  of  common  stock   outstanding.   In  addition,
approximately 162,579 shares of Triad's authorized but unissued shares of common stock are subject to issuance pursuant to the terms of its stock option and other compensation plans. At September 30, 1995, Triad reported $199.2 million in total assets, $128.2 million in loans, and $181.3 million in total deposits, and had common stockholders' equity totalling $15 million. Triad owns and operates eight branches in Greensboro, two branches in Winston-Salem, and one branch in Asheboro, N.C. Triad also has loan production offices in Burlington and Kernersville, N.C.

     After giving effect to the mergers with Seaboard and Triad, United Carolina Bancshares Corporation will have a total of 150 banking offices in North and South Carolina with total assets in excess of $4 billion on a proforma basis at September 30, 1995.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 19, 1995

                                UNITED CAROLINA BANCSHARES CORPORATION



                                by s/Howard V. Hudson, Jr.
                                     Howard V. Hudson, Jr.
                                     General Counsel and Secretary


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